EXHIBIT 10.iii.(o)

October 1, 2001

J. Bradford James
2117 N. Hudson Avenue
Chicago, IL 60614

Dear Brad:

The purpose of this letter is to set forth the terms and conditions of your separation from IMC Global Inc. (the "Company") effective October 8, 2001 ("Separation Date").

  Vacation. You will be paid for your earned but unused 2001 vacation (2 weeks) plus your accrued 2002 vacation (4 weeks). Your final paycheck will include your vacation pay.

  Health Benefits. Your medical and dental coverage will end on your Separation Date. Health care coverage is available to you under the federal law known as COBRA for up to 18 months following your Separation Date. The 18-month period may be shorter or longer depending on whether you obtain another employer's coverage or have another COBRA-qualifying event. This coverage will be the same as you and your dependents currently have as an active employee, provided the Company continues to offer such coverage to its active employees. If you elect COBRA coverage, you will be billed directly by IMC's COBRA administrator, United HealthCare. The Company's COBRA administrator will mail to your home address a notice of your rights under COBRA, premium rates, and the election form.

  Executive Life Insurance Program. Your Individual Permanent Life policy will expire as of your Separation Date. Your Individual Term Life policy will lapse as of your Separation Date unless you make arrangements to assume the premium payments. Please contact Jim Siemers for further details at 847-739-1767.

  Special Payments and Benefits. Provided that you execute this letter, execute and do not revoke the Waiver and Release of Claims (Exhibit A) and execute the Non-Competition, Exclusivity and Confidentiality Agreement (Exhibit B), you, your legal representatives or heirs, will be eligible to receive the following additional payments and benefits from the Company, its successors and assigns.

    Severance Payments. For the period of October 8, 2001 through October 7, 2002, you, your legal representatives or heirs, will be paid a monthly Severance Payment equal to your regular base salary, less applicable withholdings and deductions. During the first 45 days of this period, you will be available as needed to assist with various financial projects and initiatives and assist with the transition of your successor.

    MICP. In March, 2002, you, your legal representatives or heirs, will receive a bonus for the full year of 2001 under the Management Incentive Compensation Plan. The amount will be calculated at target for IPI and at the Corporate payout level for BPI.

    For 2002, you, your legal representatives or heirs, will receive a pro rated MICP award for the period of January 1, 2002 through October 7, 2002. The amount will be calculated at target for IPI and at target for BPI using your 65% participation level and the pro rated portion of your base salary ($405,000). The 2002 MICP award will be made in three payments with the first payment made on the first payroll cycle after the end of the first quarter; the second payment will be made on the first payroll cycle after the end of the second quarter; and, the final payment will be made on the first payroll cycle after October 7, 2002.

    Stock Options and Restricted Stock. Your stock options and restricted stock awards will continue to vest until 4/30/02. Vested stock options may be exercised by you, your legal representatives or heirs, until 4/30/04. All unvested stock options and unvested restricted stock awards as of 4/30/02 will be forfeited.

    Profit Sharing and Savings Plan. Shortly after your Separation Date, you will receive information regarding the distribution of your savings (401(k)) account balance. Since you have less than five years of service, your profit sharing account is not vested. However, under the terms and conditions of this Agreement, your profit sharing will be treated as vested and you, your legal representatives or heirs, will receive a cash distribution in the second quarter of 2002, including a pro-rata contribution for 2001.

    SERP. Your SERP account balance also is not vested, but will be treated as vested under the terms and conditions of this Agreement and you, your legal representatives or heirs, will receive a cash contribution in the second quarter of 2002, including a pro-rata contribution for 2001.

    Restoration Plan. The Restoration Plan "keeps whole" any profit sharing contributions and/or Company savings plan matching contributions that are limited by government regulations. As a participant, you, your legal representatives or heirs, will be eligible to receive the full value of your plan account shortly after your Separation Date. This distribution will be in a lump sum and will be paid as soon as administratively possible. In addition, in conjunction with the profit sharing contribution, you will receive a pro-rata contribution to the Restoration Plan for 2001, payable in the second quarter of 2002.

    Tax Preparation/Financial Planning. Tax preparation and financial planning services will be provided to you, your legal representatives or heirs, at IMC's expense during calendar year 2002 to the same extent as provided in calendar year 2001.

    Indemnification. Provided you have not breached this understanding and agreement, in the event that a third party brings an action against you because of your previous status as a director, officer or employee of IMC, then the Company will indemnify and hold you harmless as if you were currently a director, officer or employee.

  Return of Company Property. You must return to the Company all items belonging to the Company, including all records and other documents prepared or entrusted to you or in your possession or control during your employment with the Company, together with all copies thereof, all office equipment, computer equipment, keys, phone and credit card(s), as well as any other Company property. Any outstanding balance due on your IMC American Express card must be paid by you.

By executing this letter, you agree to the following:

    Following your Separation Date, you will make yourself available to the Company for no compensation to assist and support the Company and its affiliates, as may be requested by the Company, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that relate in any way to your employment with the Company. The Company will reimburse you for all reasonable expenses and costs you may incur as a result of providing assistance under this paragraph, upon receipt of proper documentation thereof, including reimbursement of pre-approved travel expenses, in accordance with the Company's travel expense policies as in effect from time to time.

    You will not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, the Company and its Affiliates or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. You further agree not to make any negative statements, written or oral, relating to your employment, the termination of your employment, or any aspect of the business of the Company and its Affiliates. Likewise, the Company will not make any negative statements, written or oral, relating to your employment or the termination of your employment. Notwithstanding the foregoing, nothing in this paragraph shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

The above, coupled with the attached Waiver and Release of Claims and Non-Competition, Exclusivity and Confidentiality Agreement, constitutes our entire understanding and agreement with respect to the terms and conditions of your separation from the Company and supercedes all prior agreements and understandings in their entirety, including but not limited to your Executive Severance Agreement with the Company dated as of October 24, 2000. The terms and conditions of this letter and its attachments shall be kept confidential by you and the Company, except as required by law. This does not prohibit you from discussing these documents with your spouse, attorney or accountant, each of whom shall also be bound by this confidentiality provision. Any claims or disputes arising under this understanding and agreement or the attached Waiver and Release of Claims and Non-Competition, Exclusivity and Confidentiality Agreement, shall be submitted for arbitration and resolved by an arbitrator selected in accordance with the rules and procedures of JAMS/Endispute, with the exception of breaches causing immediate and irrepairable harm.

If the terms of this letter meet with your understanding and approval, please indicate your acceptance by signing where indicated below and on the two attachments and return one original of each document to me.

Sincerely,

Stephen P. Malia

SPM/tme
cc: Douglas A. Pertz

Agreed and accepted:

_____________________________               ____________________
J. Bradford James                                            Date